Exhibit 10.3

J. Proust & Associates Inc.
Suite 3123
595 Burrard Street
Vancouver, BC Canada V7X 1J1
December 6, 2016
CONFIDENTIAL

Michael Steele	Avon[l]ea - Drewry Holdings Inc.
15466 The Gore Rd
Caledon, Ontario, Canada
L7C- 3E5

Mike,

Re:       Proposed transaction with Canadian Cannabis Corp. ("CCAN")

This letter of intent (this "Letter Agreement") sets out the terms (the "Transaction Terms") of which J. Proust & Associates Inc. ("JPA") is authorized to negotiate an agreement (the "Transaction Agreement") on behalf of a company listed on a Canadian stock exchange (the "Listed Company") with CCAN as described below. The Listed Company is entering into this LOI with Michael Steele ("Steele") and Avonlea - Drewry Holdings Inc. ("Avonlea") in order to provide Steele and Avonlea with the opportunity to work with CCAN and the Listed Company in order to finalize the Transaction Agreement pursuant to which CCAN will agree to sell its wholly owned subsidiary, The Clinic Network Inc. ("TCN") to the Listed Company. If the Listed Company and CCAN enter into the Transaction Agreement, then this Letter Agreement will become null, void and of no further force and effect. Subject to and in accordance with the terms and conditions hereinafter contained, this Letter Agreement is intended to constitute a binding agreement between JPA, Steele and Avonlea.

This Agreement will terminate on the earlier of the date on which the Listed Company and CCAN enter into the Transaction Agreement or January 31, 2017. The Transaction Terms are as follows:

1.  The Transaction Terms.

Purchase of TCN:

CCAN owns all of the issued and outstanding shares of Canada Cannabis Corp. which owns all of the issued and outstanding shares of TCN (the "TCN Shares"). The Listed Company will either acquire all of the issued shares of TCN or all of TCN's assets (the “Assets") from CCAN (the "Acquisition"). The Acquisition will be structured based on the advice of tax and legal advisors for the Listed Company and CCAN.

The Acquisition will constitute a reverse takeover (the "TO") for the Listed Company pursuant to the policies of the TSX Venture Exchange (the "TSX-V").

Consideration:

The Listed Company will issue a total of 45,000,00 post-consolidated common shares (the "Consideration Shares") to CCAN in consideration for the TCN Shares or the Assets. Steele and Avonlea acknowledge that the Listed Company may need to effect a share consolidation prior to issuing the Consideration Shares. If a share consolidation is required, then shareholders of the Listed Company owing more than 60% of the issued and outstanding common shares of the Listed Company will sign support agreements agreeing to vote in favour of the share consolidation.

On closing of the Acquisition, the Listed Company will pay a finder's fee equal to 5% of the Consideration Shares in either cash or shares of the Listed Company.

2.  Conditions to the Transaction Agreement:  The closing of the Acquistion will be subject to the following conditions precedent:

Due Dilligence:

The Listed Company and  CCAN each having complete to its satisfaction a due diligence review of the other party's business, assets, prospects, financial condition and affairs by 4:OO pm (Vancouver time) on January 31, 2017 (the "Due Diligence Period"), and all issues arising therefrom having been addressed to each party's satisfaction or waived by the Listed Company and CCAN, respectively.

This condition is for the mutual benefit of the Listed Company and CCAN and may be waived, in whole or in part, by mutual consent in writing.

During the Due Diligence Period, the Listed Company and CCAN agree to permit each other and their auditors, agents and legal counsel to conduct such investigations as either the Listed Company or CCAN may deem reasonably necessary or advisable in order to ensure that each of the representations, warranties, covenants and agreements of the other party are true and accurate.

On closing of the Acquisition, the Listed Company will pay a finder's fee equal to 5% of the Consideration Shares in either cash or shares of the Listed Company.

Share Consolidation:

The Listed Company having completed a consolidation (the "Consolidation") of its issued and outstanding common shares in order for it to have the capital structure described in Schedule "A" hereto on closing of the Acquisition. All references in this Letter Agreement are to post-Consolidation Common Shares unless otherwise noted.

This condition is for the benefit of CCAN and may be waived, in whole or in part by CCAN, in writing, at any time.

Private Placement

CCAN arranging for a private placement of units (the "units") of the Listed Company for gross minimum proceeds of CDN$ 6,000,000 and gross maximum proceeds of CDN$ 15,000,000 at a price of $1.00 per Unit, by the closing of the Acquisition (the "Private Placement").

This condition is for the benefit of the Listed Company and may be waived, in whole or in part, in writing, at any time.

CCAN agrees to complete the Private Placement by the closing of the Acquisition on the following terms:

(i)

each Unit will consist of one post-consolidated common share and one common share  purchase  warrant  (a "Warrant") exercisable at a price of no less than $1 .00 for a period of time to be determined by CCAN;

(ii)	upon exercise, each Warrant will entitle the holder hereof to purchase one common share of the Listed Company; and

(iii)	The Listed Company will pay commissions in the form of cash or shares and/or warrants in connection Private Placement.

Listed Company Capital Structure:	The Listed Company having the capital structure set out in Schedule “A " hereto immediately prior to the Consolidation and the closing of the Acquisition.

This condition is for the benefit of CCAN and may be waived, in whole or in part by CCAN, in writing.

Listed Company Shareholder Approval:

The Listed Company having obtained the approval of at least 50% of its shareholders to the Acquisition and the Consolidation (the "Shareholder Approval”) either by written consent or at a meeting of its shareholders (the "Shareholders' Meeting"), in accordance with applicable TSX-V policies and applicable securities policies and laws.

This condition is for the benefit of each of CCAN and may be waived, in whole or in part by the consent of CCAN, in writing.

CCAN agrees to make available to the Listed Company all necessary information, records, personal, financial statements, studies and other information as the Listed Company may require in connection with the preparation of the filing statement or the information circular (the "Disclosure Document"), as applicable, for the Shareholder Approval and filings with the TSX-V. After review of the Disclosure Document, CCAN agrees to certify that the information in the Disclosure Document with respect to CCAN constitutes full, true and plain disclosure regarding CCAN.

TSX-V Approval:	The Listed Company having obtained final acceptance of the TSX-V to the Acquisition and related transactions, as required by TSX-V policies (the "TSX-V Approval").

No Material Adverse Change:

There will not have been any event or change that has had or would reasonably  be likely to have a materially adverse effect on  TCN and/or the Assets and for the purposes  hereof,  material adverse effect means an effect that reasonably, individually or collectively  with  another  state  of  facts  or  effects  is materially adverse or may be expected to be materially adverse on the business, operations, results of operations, liabilities or financial condition of TCN and/or the Assets other than any change, effect, event or occurrence relating to the global economy or securities markets in general.

This condition is for the mutual benefit of the Listed Company and CCAN and may be waived, in whole or in part, by the mutual consent of the Listed Company and CCAN, in writing.

3.  Covenants.  The Listed Company will make the following covenants:

Board Reconstitution:

Upon completion of the Acquisition, the board of director of the Listed Company will be reconstituted to directors to be determined by CCAN provided the TSX-V does not object to such nominations and such persons are eligible to act as directors pursuant to the Business Corporations Act (British Columbia).

4.  Representations of CCAN. CCAN will make the following representations and waranties in the Transaction Agreement:

Incorporation:

CCAN is duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation and no proceedings have been instituted or are pending for the dissolution or winding up of CCAN. CCAN has the corporate power to own and operate the Assets, carry on its business and enter into and perform its obligations under the Transaction Agreement.

The Transaction Agreement constitutes a legal, valid and binding agreement of CCAN and is enforceable against CCAN in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium another similar laws affecting the rights and remedies of creditors and the general principles of equity.

Corporate Authority:	The execution, delivery and performance by CCAN of the Transaction Agreement and the completion of the Acquisition have been duly authorized by all necessary corporate action on the part of CCAN.

Conduct of Business:

Until the closing of the Acquisition and as it relates to TCN, CCAN agrees to use its reasonable commercial efforts to (a) preserve intact its business organization and other business relationships; (b) operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice (c) maintain and preserve the current financial condition of TCN and the Assets and (d) not enter into any material agreements, other than in the ordinary course of business, or agreements with related parties (as defined in securities laws).

Financial Condition:

All financial information of CCAN as it relates to the TCN is true and correct in every material respect and present fairly and accurately the financial position and results of operations of the TCN for the periods reported upon as at the date thereof.

Consents:	Other than as contemplated in the Transaction Agreement, there are no regulatory, corporate or contractual consents or approvals required to effect the Acquisition.

No Litigation:

There is no material action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or to the best of CCAN's knowledge, pending or threatened against or relating to the TCN and/or the Assets and there is not outstanding against CCAN any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator which affects TCN and/or the Assets.

5. Representations of the Listed Company. The Listed Company will make the following representations and warranties in theTransaction Agreement:

Incorporation:

The Listed Company is duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation and no proceedings have been instituted or are pending for its dissolution or winding up. The Listed Company has the corporate power to own and operate its property, carry on its business and enter into and perform its obligations under the Transaction Agreement.

The Transaction Agreement constitutes a legal, valid and binding agreement of the Listed Company and is enforceable against the Listed Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and the general principles of equity.

Reporting Issuer:	The execution, delivery and performance by CCAN of the Transaction Agreement and the completion of the Acquisition have been duly authorized by all necessary corporate action on the part of CCAN.

Capital Structure:	Schedule "A" to this Letter Agreement sets forth the approximate.

Corporate Records:

The corporate records, including all constating  documents, minutes of meetings and resolutions of shareholders, directors and any committees, the share certificates, securities registers and register of directors of the Listed Company are complete and accurate and all corporate proceedings and actions reflected in such corporate records have been conducted or taken in compliance with all applicable laws and with the constating documents of the Listed Company. The Listed Company’s constating documents are in the form contained in its minute book and no modifications or alterations have been proposed or approved by its shareholders.

Books and Records:

To the best knowledge of the Listed Company, the books and records of the Listed Company disclose all material agreements and material financial transactions of the Listed Company, and such transactions have been fairly and accurately recorded.

Disclosure Documents:	The Listed Company has filed all required disclosure documents (the "Continuous Disclosure Documents") with governmental authorities in accordance with the applicable policies of the TSX-V and applicable laws. As of the time the Continous Disclosure Documents were filed with the governmental authorities and on SEDAR (System for Electronic Document Analysis and Retrieval) (or, if amended or superseded by a filing prior to the date of this Letter Agreement, then on the date of such filing): (i) each of the Continous Disclosure Documents complies in all material respects with the requirements of the policies of the TSX-V and applicable laws; and (ii) none of the Continuous Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Conduct of Business:

Until the closing of the Acquisition, the Listed Company agrees to use its reasonable commercial efforts to (a) preserve intact its business organization and other business relationships; (b) operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; and (c) maintain its current financial condition. Other than as contemplated herein, the Listed Company will not enter into any material agreements, or agreements with related parties (as defined in securities laws), make any changes to its corporate articles, or amend any stock options or warrants, without the prior consent of CCAN.

Consents:	Other than as contemplated in this Letter Agreement, there are no regulatory, corporate or contractual consents or approvals required to effect the transactions contemplated herein.

No Litigation:

There is no material action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of the Listed Company’s knowledge, pending or threatened against or relating to the Listed Company or its other material assets and there is not outstanding against the Listed Company any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator.

6.  Other Matters.

Confidentiality:

Steele and Avonlea jointly acknowledge that JPA will be providing to Steele, Avonlea and CCAN information that nonpublic, confidential, and proprietary in nature (the “Confidential Information"). Steele and Avonlea will and will cause CCAN (and their respective affiliates, representative, agents, lawyers, accountants and employees) to keep the Confidential information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for negotiation of the Transaction Agreement and the evaluation and consummation of the Acquisition, provided that this provision will not apply to information that:

(i) becomes generally available to the public absent any breach of this provision;

(ii) was available on a non-confidential basis to a par prior to its disclosure pursuant to this Letter Agreement or

(iii) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

JPA , Steele and Avonlea agree that they will not make any public disclosure of the existence of this Letter Agreement (or the Transaction Agreement as applicable) or of any of its terms unless such disclosure is required by applicable law  or regulation including in accordance with the policies of the TSX-V, and in any event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

Steele and Avonlea will cause CCAN to agree CCAN will not make any public disclosure of the existence of this Letter Agreement (or the Transaction Agreement as applicable) or of any of its terms without the prior written consent of JPA.

Timing:	JPA, Steele and Avonlea agree to use reasonable commercial efforts to proceed with the Acquisition and related transactions in accordance with the following timetable of key events:

December 5, 2016 Execution of this Letter Agreement

December 5, 2016 Commencement of the Due Diligence Period by the Listed Compay and CCAN on each other

December 5, 2016 Negotiation of the Transaction Agreement

Janary 31, 2017 Execution of Transacon Agreement

Termination:

This Letter Agreement will terminate automatically without further action by JPA, Steele or Avonlea if the Listed Company and CCAN do not enter into the Transaction Agreement by 4:00 p.m., (Vancouver time) on January 31, 20 17.

7.   General.

Binding:

This Letter Agreement is intended to create and will create legally binding obligations between JPA, Steele and Avonlea with respect to this Letter Agreement but not for the Listed Company and CCAN with respect to the Acquisition.

Independent Legal Advice:

Each of JPA, Steele and Avonlea acknowledge that they have been advised to seek independent legal advice with respect to this Letter Agreement. Mo1ton Law acts for the Listed Company but does not act for JPA, Steele or Avonlea with respect to this Letter Agreement.

Expenses:

JPA, the Listed Company, Steele, Avonlea and CCAN will each be responsible for payment of its own expenses related to this Letter Agreement, the Transaction Agreement, the Acquisition and all related filings, documents and matters.

Governing Law:

This Letter Agreement and all matters arising hereunder will be governed by, construed and enforced in accordance with the laws of British Columbia, and JPA, Steele and Avonlea hereby irrevocably submit to the exclusive jurisdiction of the courts of British Columbia.

Currency:	Unless otherwise indicated, all references to "CDN$" and dollar amounts are to the lawful currency of Canada.

Execution in Counterparts:

JPA, Steele and Avonlea may execute this Letter Agreement in one or more counterparts, and may deliver such execution  by mail or by other electronic means, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

[Signature Page Follows]

Please indicate your agreement to this Letter Agreement by signing and returning a copy to JPA, Attention: John G. Proust by 4:00 pm (Vancouver time) on December 5, 2016. If you have any questions or would like to discuss this proposal further, please feel free to call me at 604-644-1470.

Yours truly,

J. PROUST & ASSOCIATES INC.

/s/ John G. Proust
John G. Proust

The undersigned here by accepts the foregoing this____day of December , 2016.

/s/Michael Steele
Michael Steele

AVONLEA-DREWRY HOLDINGS INC.

/s/ Michael Steele
Authorized Signatory

The Clinic Network Inc.

/s/ Kim Wei
Authorized Signatory

Canada Cannabis Inc.

/s/ Scott Keevil
Authorized Signatory

Canadian Cannabis Corp

/s/ Scott Keevil
Authorized Signatory

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SCHEDULE"A"

LISTED COMPANY CAPITAL STRUCTURE (1)

Capital Structure Immediately after completing the Consolidation and Closing the Acquisition

Common Shares Issued and Outstanding	2.6 million

Warrants	l.1 million @ $0.15 expiring in 5 years (2)

Other Convertible Securities	Nil

Stock Options	Nil

Consideration Shares	45 million

Private Placement Shares	6 to 15 million

Total Issued and Outstanding Common Shares ( Fully Diluted)	54.7 million (3) (assuming completion of the minimum Private Placement offering)

to

63.7 million (3) (assuming completion of the maximum Private Placement offering)

Notes:

(1)    All figures approximate_

(2)      To be exercised prior to closing of the Acquisition_

(3)      Not including (a) Warrants or tinder's warrants under the Private Placement; or (b) shares to be issued as tinder's fees in connection with the Acquisition.